Exhibit 10.3

PLAN SUPPORT AGREEMENT AS TO PLAN TREATMENT
OF PUBLIC ENTITY’S WILDFIRE CLAIMS

This PLAN SUPPORT AGREEMENT (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of June 18, 2019, is entered into by and among the following parties:

(i) PG&E Corporation (“PG&E Corp.”) and Pacific Gas and Electric Company (the “Utility”), as debtors and debtors in possession (collectively, the “Company” or the “Debtors”); and

(ii) County of Butte, a political subdivision (the “Supporting Public Entity”).

The Company and the Supporting Public Entity are referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, on January 29, 2019 (the “Petition Date”), the Debtors commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”), which Chapter 11 Cases have been consolidated by order of the Bankruptcy Court for procedural purposes only and are being jointly administered under case number 19-30088 (DM);

WHEREAS, during the course of the Chapter 11 Cases, the Debtors intend to file a joint chapter 11 plan of reorganization or separate chapter 11 plans of reorganization (such filed plan or plans, or any other filed plan or plans in the Chapter 11 Cases supported by the Debtors, the “Debtor Plan”) and a related disclosure statement or disclosure statements, as applicable (the “Disclosure Statement”);

WHEREAS, as of the date hereof, the Supporting Public Entity holds certain Wildfire Claims (as defined below) against the Released Parties (as defined below) including those embodied and alleged in the Operative Complaints (as defined below);

WHEREAS the Parties have engaged in arm’s length, good-faith discussions regarding the treatment of the Supporting Public Entity’s Wildfire Claims in the Debtor Plan;

WHEREAS, the Supporting Public Entity, as part of a global resolution that includes separate agreements between the Company and the City of Clearlake, the City of Napa, the City of Santa Rosa, the County of Lake, Lake County Sanitation District, the County of Mendocino, Napa County, the County of Nevada, the County of Sonoma, the Sonoma County Agricultural Preservation and Open Space District, Sonoma County Community Development Commission, Sonoma County Water Agency, Sonoma Valley County Sanitation District, the County of Yuba, Paradise Park and Recreation District, Calaveras County Water District, and the Town of Paradise respectively (the “Additional Supporting Public Entities” and, together with the Supporting Public Entity, the “Plan Support Public Entities”), have agreed to support the Plan Treatment (as defined below) of the Supporting Public Entity’s Wildfire Claims in accordance with the terms set forth herein, and each of the Plan Support Public Entities are entering into separate substantially similar plan support agreements with the Company (each, a “Public Entity PSA” and, collectively, the “Public Entity PSAs”);

WHEREAS, the Company and the Supporting Public Entity have agreed upon an amount of $252 million (the “Settlement Payment”) to be paid to the Supporting Public Entity by the Company pursuant to the Debtor Plan in order to liquidate, settle and resolve and discharge all of the Supporting Public Entity’s Wildfire Claims against the Released Parties including those alleged in the Operative Complaints;

WHEREAS, for and in consideration of the payment of the Settlement Payment by the Company to the Supporting Public Entity pursuant to the Debtor Plan (and satisfaction of the Company’s other obligations under this Agreement) and the releases to be provided by the Supporting Public Entity as to its Wildfire Claims, the Parties have agreed to support the Plan Treatment of the Wildfire Claims in a Debtor Plan, subject to and in accordance with the terms set forth in this Agreement;

WHEREAS, the Debtor Plan will provide for, among other key terms, the treatment, satisfaction and discharge of the Supporting Public Entity’s Wildfire Claims as well as releases in favor of the Released Parties by the Public Entity Releasing Parties (as defined below) with respect to the Supporting Public Entity’s Wildfire Claims;

WHEREAS, the amounts payable in resolution, satisfaction and discharge in accordance with this Agreement and the Plan Treatment, are intended by the Parties as a fair and reasonable amount of restitution for economic damages incurred, with all other Wildfire Claims of the Supporting Public Entity being released and discharged;

WHEREAS, the Parties desire to express to each other their mutual support and commitment with respect to the Plan Treatment of the Wildfire Claims in a Debtor Plan incorporating the matters and the terms discussed herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and incorporating and affirming the accuracy of the Recitals stated above, the Parties, intending to be legally bound, agree as follows:

1.	Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

(a)            “Claim” has the meaning ascribed to such term under section 101(5) of the Bankruptcy Code.

(b)            “Definitive Documents” means the Debtor Plan, the Disclosure Statement and any order approving the Disclosure Statement (the “Disclosure Statement Order”), and any order confirming the Debtor Plan (the “Confirmation Order”), which shall contain terms and conditions consistent in all material respects with this Agreement and the Plan Treatment and shall be subject to the Supporting Public Entity Consent Right.

(c)            “Effective Date” means the effective date of the Debtor Plan.

(d)          “Fire(s)” means (i) the Butte Fire, which began on September 9, 2015 in Amador County, California; (ii) the North Bay Fires, consisting of the various wildfires that ignited in the Utility’s service territory between October 8, 2017 and October 15, 2017 and spread through parts of Northern California, including the areas within the jurisdictions of the Plan Support Public Entities; and (iii) the Camp Fire, which began on November 8, 2018 near Pulga in Butte County, California.

(e)             “Non-Wildfire Claims” means any and all Claims of the Supporting Public Entity that are not Wildfire Claims as defined herein.

(f)           “Operative Complaint(s)” means all complaints filed by the Supporting Public Entity and Additional Supporting Public Entities in relation to the Fire(s), including the complaints filed in Calaveras County Water District v. PG&E, No. 34-2018-00238630 (Cal. Super. Ct. Sacramento Cty), the Public Entity Master Complaint filed in Judicial Council Coordination Proceeding No. 4853, Butte Fire Cases, No. JCCP 4853 (Cal. Super. Ct. Sacramento Cty.), City of Clearlake v. PG&E Corp. et al., No. CV419398 (Cal. Super. Ct. Lake Cty.), City of Napa v. PG&E Corp. et al., No. 19CV000148 (Cal. Super. Ct. Napa Cty.), City of Santa Rosa v. Pacific Gas and Electric Company, et al., No. SCV-262772 (Cal. Super. Ct. Sonoma Cty.), County of Lake v. PG&E Corp. et al., No. CV-419417 (Cal. Super. Ct. Lake Cty.), Mendocino County v. PG&E Corporation et al., No. SCUK-CVPO-18-70440 (Cal. Super. Ct. Mendocino Cty.), Napa County v. PG&E Corporation et al., No. 18CV000238 (Cal. Super. Ct. Napa Cty.), County of Nevada v. PG&E Corp. et al., No. CU19-083418 (Cal. Super. Ct. Nevada Cty.), County of Sonoma v. PG&E Corporation et al., No. SCV-262045 (Cal. Super. Ct. Sonoma Cty.), County of Yuba v. PG&E Corp. et al., No.  CVCV19-00045 (Cal. Super. Ct. Yuba Cty.), the Public Entity Master Complaint filed in Judicial Council Coordination Proceeding No. 4955 (California North Bay Fire Cases, No. JCCP 4955 (Cal. Super. Ct. San Francisco Cty.), Butte County v. PG&E Corp et al., No. 19CV00151 (Cal. Super. Ct. Butte Cty.) and Town of Paradise v. PG&E Corporation et al., No. 19CV00259 (Cal. Super. Ct. Butte Cty.).

(g)             “Plan Support Effective Date” means the date upon which the Debtors and each Plan Support Public Entity has fully executed and delivered the applicable Public Entity PSA to each other.  For the avoidance of doubt, this Agreement shall not be effective as to any Party until the Debtors and each of the Plan Support Public Entities has executed a Public Entity PSA.  The Debtors shall not be required to obtain Bankruptcy Court approval of entry into this Agreement (other than to the extent the settlement and compromises and the Plan Treatment contemplated by this Agreement are being approved pursuant to a Confirmation Order in respect of a Debtor Plan at such time as the Debtors determine to seek such approval).

(h)         “Plan Support Period” means the period commencing on the Plan Support Effective Date and ending on the earlier to occur of (i) the date on which this Agreement is terminated in accordance with Section 5 hereof, (ii) the Effective Date, and (iii) the effective date of a plan of reorganization in the Chapter 11 Cases confirmed by the Bankruptcy Court other than the Debtor Plan, as applicable.

(i)       “Public Entity Releasing Parties” means the Supporting Public Entity and any subsidiary, affiliate, department, agency, political subdivision, or instrumentality thereof.

(j)            “Released Parties” means the Debtors (and following the Effective Date, the Debtors as reorganized Debtors under Bankruptcy Code (the “Reorganized Debtors”), as applicable) and the Debtors’ and the Reorganized Debtors’ predecessors, successors, assigns, subsidiaries, affiliates, current and former officers and directors, principals, shareholders, members, partners, managers, employees, contractors, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals.

(k)           “Supporting Public Entity Consent Right” means the Supporting Public Entity’s right to consent to or approve a Definitive Document, which right shall apply solely to the extent the Definitive Document (i) is not consistent in any material respect with this Agreement; (ii) adversely affects, directly or indirectly, in any material respect the Supporting Public Entity’s recoveries or treatment under the Debtor Plan with respect to the Supporting Public Entity’s Wildfire Claims, as compared to the Plan Treatment (as defined below), other than such different treatment that may be consented to, in writing, by the Supporting Public Entity, (iii) materially adversely affects, directly or indirectly, the obligations the Supporting Public Entity may have pursuant to this Agreement, or (iv) materially adversely affects the interests of the Supporting Public Entity with respect to any future acts or omissions of the Reorganized Debtors. If a Definitive Document is a court order, the Supporting Public Entity’s right to consent to or approve such order shall apply solely with respect to the form and substance of the proposed order submitted to the Court and solely to the extent such proposed order provides treatment for the Supporting Public Entity’s Claims that is not consistent in any material respect with this Agreement, the Debtor Plan or Disclosure Statement.

(l)           “Wildfire Claims” means any and all past, present or future Claims against the Released Parties in any way relating to the Fires, including all those that were pleaded or asserted or could have been pleaded or asserted based on the factual allegations set forth in the Operative Complaints or were filed or could be filed by the Supporting Public Entity in connection with the Chapter 11 Cases whether arising under California law or any other applicable law of the United States (state or federal) or any other jurisdiction, in each case whether such claims are absolute or contingent, direct or indirect, known or unknown, foreseen or unforeseen, in contract, tort or in equity, under any theory of law.  Wildfire Claims include, but are not limited to, Claims against the Released Parties to recover general and/or specific damages resulting from the Fires, including: pavement fatigue, damage to culverts, ecosystem service losses, municipal budget adjustments/reallocation, lost revenue and tax impacts, local share of reimbursed fire clean-up costs, future estimated infrastructure costs, water service losses, lost landfill capacity, costs related to unmet housing (e.g., housing market impact due to the Fires and adjustments for increased homeless population), hazard mitigation costs (including, watershed restoration and hazardous tree removal expenses; damages for repair, depreciation and/or replacement of damaged, destroyed, and/or lost personal and/or real property; damages for loss of the use, benefit, goodwill, and enjoyment of real and/or personal property; damages for loss of wages, earning capacity and/or business profits and/or any related displacement expenses; economic losses; damages for wrongful injuries to timber, trees, or underwood under California Civil Code § 3346; damages for injuries to trees under California Code of Civil Procedure § 733; punitive and exemplary damages under

California Civil Code §§ 733 and 3294 and California Public Utilities Code § 2106; all costs of suit, including all attorneys’ fees and expenses, expert fees, and related costs, including all attorneys and other fees under any theory of inverse condemnation; prejudgment interest fees; other litigation costs stemming from the Fires; and declaratory and injunctive relief.  For avoidance of doubt and without prejudice to the Debtors’ right to object to any such claim, “Wildfire Claims” shall not include a claim in the Chapter 11 Cases for substantial contribution under Section 503(b) of the Bankruptcy Code.

2.	Debtor Plan Terms.

(a)            The Debtor Plan shall be in form and substance satisfactory to the Debtors in their sole discretion and shall provide for, among other things, the treatment and resolution of all Claims and interests in a manner acceptable to the Debtors; provided that, the Debtor Plan must be consistent with the provisions of this Agreement and provide for the Plan Treatment.

(b)     The Debtor Plan shall provide for full and complete releases from the Public Entity Releasing Parties in favor of the Released Parties, contain the following material terms, and result in the following occurrences relating to the Supporting Public Entity and its Wildfire Claims:

(i)            Treatment of Supporting Public Entity’s Wildfire Claims.  On the Effective Date, or as soon as practicable thereafter but in no event later than 30 days after the Effective Date, the Company shall remit, or cause to be remitted, to the Supporting Public Entity, in full and final satisfaction and discharge of its Wildfire Claims, the Settlement Payment of $252 million payable to the law firm of Baron & Budd’s Trust Account (the “Plan Treatment”) prior to the filing of the Debtor Plan with the Bankruptcy Court.  Without in any way limiting the fact that the Settlement Payment shall be in full and final settlement, release and discharge of all Wildfire Claims of the Supporting Public Entity, the Settlement Payment shall be in restitution for any economic damages or harm incurred, and all other Wildfire Claims of the Supporting Public Entity (including any Claims for attorneys’ fees and the costs of any investigation, subject to a possible 503(b) application) shall be released and discharged for no additional consideration.  The Company shall support the Plan Treatment and the incorporation of the Plan Treatment in any Debtor Plan.  As detailed in Section 20, the Plan Treatment shall not constitute an admission or concession on the part of any Party of any claim or fault or liability or damages or defense whatsoever.

(ii)          Segregated Defense Fund.  Subject to the Plan Support Public Entities affirmatively voting to accept the Debtors’ Plan, the Debtors’ Plan shall further provide for the creation of a single segregated fund for the benefit of the Plan Support Public Entities in the amount of $10 million to be funded promptly, but no less than 30 days after the Effective Date, and the Debtors shall be obligated to use such fund to reimburse the Plan Support Public Entities for any and all legal fees and costs associated with the defense or resolution of any Third Party Claims against the Supporting Public Entity.  Such fund shall be maintained by the Debtors until the later of (a) the expiration of the applicable limitations period for any and all such Third-Party Claims and (b) the conclusion of all litigation involving Third Party Claims, including appeals.

(iii)        Debtor Releases.  Subject to payment in full by the Company of the Settlement Payment to Baron & Budd’s Trust Account, in addition to the Public Entity Releasing

Parties providing full and complete releases in favor of the Released Parties, any and all of the Supporting Public Entity’s Wildfire Claims shall be deemed satisfied, released and discharged in accordance with Section 1141 of the Bankruptcy Code and other applicable law, and forever barred to the fullest extent permitted by law (collectively, the “Plan Release”).

(iv)         Public Entity Releases.  Debtors and the Reorganized Debtors and the Debtors’ and the Reorganized Debtors’ predecessors, successors, assigns, subsidiaries, affiliates, current and former officers and directors, principals, shareholders, members, partners, managers, employees, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals shall fully and completely release and forever discharge the Public Entity Releasing Parties from any and all claims, debts, causes of action, agreements and/or liabilities whatsoever, both at law and in equity, that such entities ever had, now have or may hereafter have against the Public Entity Releasing Parties pertaining to, or arising directly or indirectly from or related in any way to the Fires.

3.	Agreements of the Supporting Public Entity.

(a)            Agreement to Support.

(i)            Subject to the Supporting Public Entity Consent Right and the terms and conditions of this Agreement, unless compliance is waived in writing by the Company, the Supporting Public Entity agrees that, as long as the Debtor Plan is consistent with this Agreement, the Supporting Public Entity shall use all reasonable efforts during the Plan Support Period to support the Debtor Plan with respect to the Debtor’s Plan Treatment of the Wildfire Claims, in accordance with the terms set forth herein, and to act in good faith to consummate the Plan Treatment with respect to the Supporting Public Entity’s Wildfire Claims in a timely manner.

(ii)           Subject to the Supporting Public Entity Consent Right and the terms and conditions of this Agreement, unless compliance is waived in writing by the Company, the Supporting Public Entity agrees that the Settlement Payment is reasonable and sufficient in order to liquidate, settle and resolve all of the Supporting Public Entity’s Wildfire Claims against the Company including those alleged in the Operative Complaints and that it will not object to any Debtor Plan or any other plan on the grounds that the Settlement Payment is unreasonable or insufficient in any way.  The Supporting Public Entity also agrees that it will not support any plan that provides for any different recovery from the Settlement Payment, unless this Agreement has been terminated pursuant to the terms hereof.

(iii)        Subject to the Supporting Public Entity Consent Right and the terms and conditions of this Agreement, the Supporting Public Entity agrees to the Plan Treatment of its Wildfire Claims and, if the Debtor Plan is confirmed by the Bankruptcy Court, to take reasonable actions necessary to consummate the Debtor Plan with respect to the Plan Treatment of the Wildfire Claims.

(iv)        Subject to the Supporting Public Entity Consent Right and the terms and conditions of this Agreement, the Supporting Public Entity agrees that it shall not directly or indirectly, or encourage any other entity to directly or indirectly to: (A) object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, consummation, or amendment (whether before or after confirmation) of the Plan Treatment of the Supporting Public Entity’s Wildfire Claims in the Debtor Plan, provided that in the case of an amendment, to the extent required by the terms of this Agreement, the Company has obtained the consent of the Supporting Public Entity; (B) seek, solicit, encourage, formulate, consent to, propose, file, support, negotiate, vote for, or take any other action in furtherance of any treatment of the Supporting Public Entity’s Wildfire Claims in any restructuring, workout, merger, consolidation, business combination, joint venture, partnership, or sale of assets, plan of arrangement, or plan of reorganization for the Debtors other than the Plan Treatment in the Debtor Plan, including, for the avoidance of doubt, making or supporting any filings with the Bankruptcy Court (or instructing or authorizing their counsel to make any statement on the record at any hearing in the Chapter 11 Cases), or making or supporting any press release, press report or comparable public statement, or filing with respect to any alternative or competing treatment of the Wildfire Claims proposed with respect to any other restructuring, workout, plan of arrangement, or plan of reorganization, other than the Debtor Plan; (C) exercise any right or remedy for the enforcement, collection, or recovery of any Wildfire Claim against the Debtors or any direct or indirect subsidiaries of the Debtors that are not Debtors; and/or (D) otherwise support the treatment of the Wildfire Claims proposed in any plan or sale process proposed by any entity other than the Debtors.

(b)            Voting.  Subject to the Supporting Public Entity Consent Right, the terms and conditions of this Agreement, and the receipt by the Supporting Public Entity of a Disclosure Statement approved by the Bankruptcy Court and other solicitation materials in respect to the Debtor Plan providing for the Plan Treatment and otherwise consistent with this Agreement, the Supporting Public Entity agrees that, for the duration of the Plan Support Period, it shall, to the extent the Supporting Public Entity is entitled to vote on such a Debtor Plan (but subject to Section 3(d) below): (i) timely vote (or cause to be voted) all of its Wildfire Claims to accept the Debtor Plan as it pertains to the Plan Treatment of the Wildfire Claims by delivering its duly executed and completed ballot or ballots, as applicable, accepting the Debtor Plan on a timely basis following commencement of the solicitation of acceptances of the Debtor Plan in accordance with sections 1125 and 1126 of the Bankruptcy Code, (ii) not change or withdraw the Wildfire Claim vote (or cause or direct such vote to be changed or withdrawn), (iii) timely vote (or cause to be voted) its Wildfire Claims against (and shall not directly or indirectly, through any person or entity, seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing or prosecution of) any plan, plan proposal, restructuring proposal, offer of dissolution, winding up, liquidation, sale or disposition of assets, reorganization, merger or restructuring of the Company other than the Debtor Plan.

(c)            Transfers.  During the Plan Support Period, the Supporting Public Entity shall not sell, use, loan, pledge, assign, transfer, permit the participation in, or otherwise dispose of (each, a “Transfer”) directly or indirectly, in whole or in part, any of its Wildfire Claims or any ownership (including any beneficial ownership)1 in its Wildfire Claims, or any option thereon or

1 As used herein, the term “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the voting rights and the disposition of, the Claims or the right to acquire such Claims.

any right or interest therein (including grant any proxies, deposit any interest in any of its Wildfire Claims into a voting trust or enter into a voting agreement with respect to any such Wildfire Claims). Any Transfer made in violation of this Section 2(c) shall be void ab initio and the Company shall have the right to enforce the voiding of such Transfer.

(d)            Retention of Rights as to Non-Wildfire Claims.  Notwithstanding anything to the contrary in this Agreement, the Supporting Public Entity shall have the right to (i) assert any and all Non-Wildfire Claims it may have in the Chapter 11 Cases against the Debtors, (ii) defend any objections or other disputes with respect to any Non-Wildfire Claims it may have in the Chapter 11 Cases against the Debtors, (iii) object to the Debtor Plan solely with respect to any provisions therein providing for the treatment or payment of any Non-Wildfire Claims it may have in the Chapter 11 Cases against the Debtors, and (iv) vote its Non-Wildfire Claims in any manner deemed appropriate to the Supporting Public Entity, in its sole discretion.

(e)            Certain Tax Matters.  In furtherance of the Plan Treatment, the Supporting Public Entity agrees to file all applicable United States federal, state and local tax returns, filings and submissions in a manner consistent with treatment of all amounts distributable as restitution, including any filings required to be made by the Supporting Public Entity under Section 6050X of the U.S. Internal Revenue Code.  As may be reasonably requested by the Company, the Supporting Public Entity shall reasonably cooperate with the Company in connection with the Company’s preparation and filing of any applicable tax returns, filings or submissions and any audit or other tax proceeding with respect thereto, to the extent related to this Agreement; provided, however, the Supporting Public Entity shall not be obligated to incur any unreimbursed out-of-pocket cost, expense or liability in connection with such cooperation.

(f)            The Parties acknowledge and agree that (i) the Supporting Public Entity did not demand and the Company did not agree that any portion of the Settlement Payment is on account of any claims or damages of the Supporting Public Entity as to which any monies or benefits were provided, are being provided, or will be provided to the Supporting Public Entity from California Office of Emergency Services (“OES”), the Federal Emergency Management Agency (“FEMA”) or any other government payment or assistance, or any insurers or re-insurers of the Supporting Public Entity, (ii) the Settlement Payment and Plan Treatment provided for in this Agreement does not evidence any settlement of any claims the OES, FEMA or any other government entity or agency, or the Supporting Public Entity’s insurers or re-insurers may have against the Company, and (iii) nothing in this Agreement in any way releases, limits, modifies or in any way affects any claims that OES, FEMA, or any other government entity or agency, or the Supporting Public Entity’s insurers or re-insurers may have against the Company (including, but not limited to, any insurance provider subrogation claims).

4.	Agreements of the Company.

(a)            Filing of Supporting Public Entity’s Claims.  Subject to the terms and conditions of this Agreement, the Supporting Public Entity, in order to protect its rights if this Agreement is terminated, may file timely proofs of claim in the Chapter 11 Cases in any amount the Supporting Public Entity deems appropriate evidencing any and all Claims it may have against the Debtors, including but not limited to the Wildfire Claims; provided, however, the Debtors shall not object to, seek any setoff with respect to, dispute the amount of, or otherwise contest any

Wildfire Claim submitted by the Supporting Public Entity during the Plan Support Period and shall affirmatively support the Plan Treatment of the Supporting Public Entity’s Wildfire Claims consistent with this Agreement; provided further that the Supporting Public Entity hereby acknowledges and agrees that the Settlement Payment is a reasonable amount to fully liquidate, settle and resolve all of its Wildfire Claims regardless of the Claim amount that may be asserted in such proofs of Claim and the Supporting Public Entity, with the exception of filing the proofs of Claim provided for in this section, will not during the Plan Support Period take any public or private position to the contrary.  For avoidance of doubt, if this Agreement is terminated, the Debtors may object to any proofs of claim filed by the Supporting Public Entity on any basis whatsoever.

(b)           Covenants.  Subject to the terms and conditions hereof, unless compliance is waived in writing by the Supporting Public Entity, the Company agrees that during the Plan Support Period they shall:

(i)         prepare or cause to be prepared the Debtor Plan, Disclosure Statement and all relevant motions, applications, orders, agreements and other documents directly related thereto, each of which, for the avoidance of doubt, shall contain terms and conditions consistent with the Plan Treatment;

(ii)           provide draft copies of the foregoing documents that the Company intends to file with the Bankruptcy Court to counsel for the Supporting Public Entity as soon as reasonably practicable prior to such documents being filed with the Bankruptcy Court, and to consult in good faith with counsel for the Supporting Public Entity regarding the form and substance of any of the foregoing documents in advance of the filing, execution, distribution or use (as applicable) thereof;

(iii)         include the necessary provisions in any Debtor Plan proposed by the Debtors to effectuate the Plan Treatment and to carry out the terms of this Agreement;

(iv)          support and take all commercially reasonable efforts to facilitate the solicitation and confirmation of the Debtor Plan, including the Plan Treatment, and take all reasonably necessary actions to consummate the Debtor Plan, including the Plan Treatment, and the transactions contemplated thereby;

(v)        unless pursuant to a fiduciary obligation under Section 4(b), (A) cease and cause to be terminated any ongoing solicitation, discussions and negotiations with respect to any alternative plan that is not consistent with the Plan Treatment; (B) not, directly or indirectly, seek, solicit, negotiate, support, engage in or initiate discussions relating to, or enter into any agreements relating to any alternative plan that is not consistent with the Plan Treatment; (C) not solicit or direct any person or entity, including any of its representatives or members of the Company’s board of directors (or equivalent) or any direct or indirect holders of existing equity securities of the Company, to undertake any of the foregoing;

(vi)          use reasonable best efforts to obtain the consent, or the waiver of lack of consent as a defense, of the Company’s insurance carriers for the policy years 2017 and

2018 in a timely manner and in no event later than the date the Debtors commence solicitation of votes on the Debtor Plan; and

(c)            Fiduciary Duty Obligations.  Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the board of directors, or any such similar governing body of any Company entity to take any action, or to refrain from taking any action, with respect to the Debtor Plan or any contemplated restructuring transactions to the extent such board of directors or other such similar governing body determines that taking such action, or refraining from taking such action, as applicable, is required to comply with applicable law or would be inconsistent with the exercise of its fiduciary duties under applicable law.

5.	Termination of Agreement.

(a)            Automatic Termination.  Unless waived or modified by agreement between the Parties, this Agreement shall terminate automatically, without any further action required by any Party (i) upon the occurrence of the Effective Date and the receipt of the Settlement Payment by the law firm of Baron & Budd’s Trust Account or (ii) upon the effective date of a plan of reorganization in the Chapter 11 Cases confirmed by the Bankruptcy Court other than the Debtor Plan, without affecting any obligations that the Supporting Public Entity has with respect to said non-Debtor plan of reorganization under this Agreement.

(b)          Mutual Termination.  This Agreement may be terminated by mutual agreement of the Parties upon the receipt of written notice delivered in accordance with Section 19 hereof.

(c)          General Termination Events.  The Agreement may be terminated by either Party, by the delivery to the other Party of a written notice in accordance with Section 19 hereof, upon the occurrence and continuation of any of the following events:

(i)      the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Debtor Plan, and either (A) such ruling, judgment or order has been issued at the request of or with the acquiescence of the Company, or (B) in all other circumstances, such ruling, judgment or order has not been stayed, reversed or vacated within 90 calendar days after such issuance; or

(ii)      the Bankruptcy Court enters an order (A) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code or (B) dismissing any of the Chapter 11 Cases.

(d)            Supporting Public Entity Termination Event. This Agreement may be terminated by the Supporting Public Entity by the delivery to the Company of a written notice in accordance with Section 19 hereof by the Supporting Public Entity, if:

(i)     the Federal Emergency Management Agency (FEMA) or the California Office of Emergency Services (COES) fail to agree in writing that no reimbursement is required from the Supporting Public Entity on account of any assistance rendered by either agency in connection with the Fires from the Settlement Payment to be paid by the Debtors to the Supporting Public Entity under the Debtor Plan as provided in Section 2(b)(i) hereof, and that the Supporting Public Entity is released from any obligation to pursue any of the claims held by FEMA or COES against the Company; or

(ii)      the Debtors file with the Bankruptcy Court a Debtor Plan that provides for any Settlement Payment to the Supporting Public Entity in a total amount less than $252 million, the Bankruptcy Court modifies any filed Debtor Plan so as to provide for any settlement payment to the Supporting Public Entity in a total amount less than $252 million or such Debtor Plan is otherwise materially inconsistent with the Plan Treatment; or

(iii)   the Company breaches or otherwise fails to perform, in any material respect, any of the representations, warranties, agreements, or covenants of the Company set forth in this Agreement, which breach or failure remains uncured upon the earlier of: (A) five days prior to the Effective Date of the Debtor Plan, or (B) the expiration of 15 days after the receipt by the Company from the Supporting Public Entity of written notice of such breach or failure to perform; or

(iv)    With respect to the Supporting Public Entity, prior to December 31, 2019, a material amount of Third Party Claims (materiality being determined with respect to the circumstances of the Supporting Public Entity) have been noticed against the Supporting Public Entity and (a) the Debtors file with the Bankruptcy Court a Debtor Plan that does not provide for a release of all Third Party Claims against the Supporting Public Entity or (b) the Bankruptcy Court rules that it will not approve a release of all Third Party Claims against the Supporting Public Entity.  Under the circumstances described in subpart (b) of the preceding sentence in which the Court rules that it will not approve a release of all Third Party Claims against the Supporting Public Entity and the Supporting Public Entity exercises its right to terminate this Agreement under this Section 5(d)(iv), the Supporting Public Entity shall have the right to revoke its vote in favor of the Debtor Plan and file an opposition to the plan should it so choose.  For purposes hereof, Third Party Claims shall mean any and all past, present or future claims against the Supporting Public Entity in any way relating to the Fires held by entities or individuals other than the Debtors or the Plan Support Public Entities, including but not limited to claims by individual plaintiffs or subrogated insurance carriers against the Supporting Public Entity for personal injuries, property damage, reimbursement of insurance payments and/or wrongful death relating in any way to the Fires.

(e)            This Agreement may be terminated by the Company, by the delivery to the Supporting Public Entity of a written notice in accordance with Section 19 hereof by the Company upon a Company Termination Event.

A “Company Termination Event” shall mean any of the following:

(i)           the failure to obtain the consent, or the waiver of lack of consent as a defense, of the Company’s insurance carriers for the policy years 2017 and 2018;

(ii)          the breach in any material respect by the Supporting Public Entity of any of the representations, warranties or covenants of the Supporting Public Entity set forth in this Agreement, which breach remains uncured for a period of 15 days after the receipt by the Supporting Public Entity from the Company of written notice of such breach;

(iii)      the board of directors, managers, or similar governing body, as applicable, of any Company entity determines in good faith that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law; or

(iv)        the termination of any Public Entity PSA between the Company and any Plan Support Public Entity for any reason and by any entity pursuant to the terms of that Public Entity PSA.  For the avoidance of doubt, in the event that any individual Plan Support Public Entity terminates their Public Entity PSA just as to itself, the Company shall have the right pursuant to this provision to terminate all Public Entity PSAs.

(f)            Effect of Termination.  Upon the termination of this Agreement in accordance with this Section 5, and except as provided in Section 13 hereof, this Agreement shall forthwith become void and of no further force or effect and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Debtor Plan and contemplated restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement; provided, however, that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.  Upon any such termination of this Agreement, the Supporting Public Entity may, upon written notice to the Company and the other Parties, revoke its vote or any consents given prior to such termination, whereupon any such vote or consent shall be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Debtor Plan and contemplated restructuring and this Agreement.  Notwithstanding anything to the contrary herein, the Supporting Public Entity shall not have a right to terminate this Agreement if a default or failure (including by action, inaction or misrepresentation) by the Supporting Public Entity of its obligations, undertakings, representations, warranties, or covenants hereunder is the cause, directly or indirectly, of the event giving rise to the right to terminate.

6.	Good Faith Cooperation; Further Assurances.

Subject to the terms and conditions hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Party to carry out the purposes and intent of this Agreement.

7.	Representations and Warranties.

Each Party represents and warrants to the other Party that the following statements are true, correct and complete as of the date hereof:

(a)            such Party has the corporate, governmental entity, or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder, subject, in the case of the Debtors, to any requisite approval of the Bankruptcy Court; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized;

(b)        the execution, delivery, and performance by such Party of this Agreement does not and will not (A) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar organization, constitutive or other governing documents) or those of any of its subsidiaries, or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;

(c)            the execution, delivery, and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state, or governmental authority or regulatory body, except such filings as may be necessary and/or required by the SEC and, in the case of the Debtors, any requisite approval of the Bankruptcy Court; and

(d)         this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, subject, in the case of the Debtors, to any requisite approval of the Bankruptcy Court.

The Supporting Public Entity further represents and warrants to the Company that it (A)(i) is the owner of all the Supporting Public Entity’s Claims, including the Wildfire Claims, and, prior to the date hereof, has made no assignment, sale, participation, grant, conveyance, pledge or other Transfer of any such Claims to any person that is not a party to this Agreement and has not entered into any other agreement to assign, sell participate, grant, convey, pledge, or otherwise transfer, in whole or in part, any portion of its right, title, or interests in any of the Claims that are inconsistent or conflict with the representations, warranties of the Supporting Public Entity herein or that would render it otherwise unable to comply with this Agreement and perform its obligations hereunder, either generally or with respect to any specific Claims, (ii) has the sole investment or voting discretion with respect to such Claims, (iii) has the full power and authority to vote on, and take action with respect to, and consent to matters concerning such Claims, or exchange or Transfer such Claims, (iv) has the full power and authority to bind or act on behalf of the beneficial owners of such Claims, if any and (v) does not own any other Claims and (B) other than pursuant to this Agreement, such Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, or other limitation on disposition or encumbrance of any kind that would prevent in any way the Supporting Public Entity’s performance of its obligations hereunder as of the date hereof and at the time such obligations are required to be performed.

8.	Mediation Communications Privilege and Confidentiality.

Any and all communications, information, and/or documents related and leading up to, including during any and all parts of a mediation and/or settlement negotiation process, including the preparation of this Agreement, are confidential, and will not be disclosed to any third-party without the prior written consent of the Parties, except (a) to enforce any term of this Agreement, (b) to the extent required to be disclosed in mandatory filings with the U.S. Securities and Exchange Commission, (c) to the extent required or necessary to receive legal, tax or accounting advice, (d) as otherwise required by law, (e) to the extent required to be disclosed in mandatory filings with the U.S. Internal Revenue Service; (f) to the extent such terms have already been publicly disclosed as permitted by this paragraph; and (g) as required to effectuate the covenants of the Parties herein in connection with the Chapter 11 Cases (including in any Definitive Document).  Prior to any Party’s initial public disclosure of confidential information or communications pursuant to this paragraph, that Party shall permit the other Party to review a draft of such initial public disclosure and shall in good faith consider any edits proposed by the other Party.  The Parties also agree that they shall not take the position in any public communication that the amount of the Settlement Payment or the Plan Treatment are not a reasonable amount to fully liquidate, settle and resolve all the Plan Support Public Entities’ Wildfire Claims in a confirmed plan.

9.	Amendments and Waivers.

This Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended or supplemented except in a writing signed by the Company and the Supporting Public Entity.

10.	Effectiveness.

This Agreement shall become effective and binding on the Parties, to the fullest extent permissible under applicable law, on the Plan Support Effective Date, and not before such date.

11.	Governing Law; Jurisdiction; Jury Trial and Section 1542 Waivers.

(a)            This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of California and applicable federal law, without giving effect to the conflicts of law principles thereof.

(b)            Each Party irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns shall be brought and determined in the Bankruptcy Court and each Party hereby irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, Courts of the State of California and of the United States District Court

of the Northern District of California, and any appellate court from any thereof, for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement.  Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient.  Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the Bankruptcy Court as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the proceeding in such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such court.

(c)            EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(d)            IN CONNECTION WITH THE PLAN RELEASE, THE PUBLIC ENTITY RELEASING PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED BY THEIR ATTORNEYS CONCERNING, AND ARE FAMILIAR WITH, CALIFORNIA CIVIL CODE § 1542 AND, TO THE EXTENT SAID PROVISION APPLIES TO THIS AGREEMENT, THE SUPPORTING PUBLIC ENTITY RELEASING PARTIES EXPRESSLY WAIVE ANY AND ALL RIGHTS AND BENEFITS THEY MAY HAVE UNDER CALIFORNIA CIVIL CODE §1542, AS WELL AS UNDER ANY OTHER STATE OR FEDERAL STATUTE OR COMMON LAW PRINCIPLE OF SIMILAR EFFECT.  CALIFORNIA CIVIL CODE §1542 PROVIDES:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

12.	Specific Performance/Remedies.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by a Party and the non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’

fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy (or the posting of any bond), including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder.

13.	Survival.

Notwithstanding the termination of this Agreement pursuant to Section 5 hereof, the agreements and obligations of the Parties set forth in the following Sections: 5(f), 7, 8, 11, 12, 14, 15, 16, 17, 18, 19, 20, and 21 hereof (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

14.	Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

15.	Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 15 shall be deemed to permit Transfers of the Supporting Public Entity’s Claims.  If any provision of this Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

16.	No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.

17.	Prior Negotiations; Entire Agreement.

This Agreement constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and the Supporting Public Entity shall continue in full force and effect.

18.	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement.  Execution copies of this Agreement may be delivered by facsimile or otherwise, which shall be deemed to be an original for the purposes of this paragraph.

19.	Notices.

All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers:

(1) If to the Company, to:

PG&E Corporation 77 Beale Street San Francisco, CA 94105 Attention: Janet Loduca (j1lc@pge.com)

With a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Stephen Karotkin, Ray C. Schrock, P.C., and Jessica Liou
(stephen.karotkin@weil.com, ray.schrock@weil.com, jessica.liou@weil.com)

- and -

Cravath, Swaine & Moore LLP 825 8th Avenue New York, NY 10019 Attention: Kevin Orsini and Paul Zumbro (korsini@cravath.com, pzumbro@cravath.com)

(2) If to the Supporting Public Entity, to the address or facsimile number set forth below following the Supporting Public Entity’s signature:

BARON & BUDD, P.C.
3102 Oak Lawn Avenue #1100
Dallas, TX 75219
Attention: Scott Summy and John Fiske
(ssummy@baronbudd.com, jfiske@baronbudd.com)

-and-

Stutzman, Bromberg, Esserman & Plifka, P.C. 2323 Bryan Street, Suite 2200 Dallas, TX 75201 Attention: Sander L. Esserman (esserman@sbep-law.com)

Any notice given by delivery, mail or courier shall be effective when received.  Any notice given by facsimile or electronic mail shall be effective upon oral, machine or electronic mail (as applicable) confirmation of transmission.

20.	Reservation of Rights; No Admission.

(a)            Nothing contained herein shall limit the rights of any Party to appear as a party in interest in the Chapter 11 Cases so long as such appearance is consistent with such Party’s obligations hereunder.

(b)        This Agreement and the Debtor Plan are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties.  Pursuant to Rule 408 of the Federal Rule of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.  This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of either Party of any claim or fault or liability or damages whatsoever.  Each of the Parties reserves all rights with respect to claims or defenses which it has asserted or could assert.

21.	No Solicitation; Representation by Counsel; Interpretation; Adequate Information.

(a)           This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Debtor Plan in the Chapter 11 Cases.  The acceptance of the Supporting Public Entity with respect to the Debtor Plan will not be solicited until the Supporting Public Entity has received the Debtor Plan, the Disclosure Statement, and related ballots and solicitation materials, each as approved by the Bankruptcy Court.

(b)           When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section, Exhibit or Schedule, respectively, of or attached to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words using the singular or plural number also include the plural or singular number, respectively, (b) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (c) the words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and (d) the word “or” shall not be exclusive and shall be read to mean “and/or.”

(c)           Each Party acknowledges that it has had an opportunity to receive information from the other Party and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

(d)          Each Party hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the relevant Claims and the operations, businesses, financial and other conditions and prospects of the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

SUPPORTING PUBLIC ENTITY	NOTICE ADDRESS:

COUNTY OF BUTTE,	Butte County Counsel
a political subdivision	25 County Center Dr.
Suite 210
Oroville, CA 95965

By:	/s/ Steve Lambert
Name: Steve Lambert
Title: Chair, Butte County Board of Supervisors

Approved as to Form:

By:	/s/ Bruce S. Alpert
Name: Bruce S. Alpert
Title: Butte County Counsel

[Signatures Continue On Next Page]

THE DEBTORS	NOTICE ADDRESS:

PG&E CORPORATION,	PG&E Corporation
PACIFIC GAS AND ELECTRIC COMPANY,	77 Beale Street
San Francisco, CA 94105

By:	/s/ Janet Loduca
Name: Janet Loduca
Title: Senior Vice President and General Counsel